UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Netflix, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Filed by Netflix, Inc.

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 3, 2026

Written Testimony of Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc., Before the Senate Judiciary Committee Subcommittee on Antitrust, Competition Policy, and Consumer Rights Hearing on “Examining the Competitive Impact of the Proposed Netflix-Warner Brothers Transaction” 2.3.2026

Written Testimony of Ted Sarandos, Co-Chief Executive Officer, Netflix

Before the Senate Judiciary Committee Subcommittee on Antitrust, Competition Policy,

and Consumer Rights Hearing on “Examining the Competitive Impact of the Proposed

Netflix-Warner Brothers Transaction”

February 3, 2026

Thank you, Chairman Lee, Ranking Member Booker, and Members of the Subcommittee. I’m grateful for the opportunity to be here today.

A combined Netflix and Warner Brothers will strengthen the American entertainment industry, preserve choice and value for consumers, and give creators more opportunities. I’m happy to answer your questions about our deal to acquire Warner Bros.’ studios and HBO from Warner Bros. Discovery. But first, I think it helps to understand a little bit about me and Netflix.

I grew up in Phoenix, Arizona, the son of a union electrician and a stay-at-home mom. In a busy house with five kids, I found a lot of comfort on the screen — either ducking into movie theaters to escape the Arizona heat, or parking myself in front of the TV.

As a teenager, one of my first jobs was in the local video store. It was behind that counter that I learned so much about the importance of stories. I watched people roam around that store, reading boxes, and asking strangers for reviews. It was then that I discovered I had a uniquely good memory for these films and could connect people to movies they loved.

Helping them felt great. Home entertainment and the video store gave consumers value, choice, and control. But you had to do the distribution yourself, driving to and from the store.

That experience led me to Netflix, which at the time had a couple hundred employees and used the U.S. Postal Service to mail DVDs to people’s homes. This solved the distribution burden for consumers, broadening choice, and deepening value.

No matter where you lived in the U.S., you had access to nearly every film and TV series ever made — but you had to wait by the mailbox to rent and return.

As early as the late 1990s, we saw how the Internet was about to change entertainment, so we started building technology to stream shows and movies — finally giving fans access to thousands of choices, with total control over how and when to watch and at a tremendous value relative to linear TV. And over a decade ago, we began programming and commissioning first run series like House of Cards, Stranger Things and The Crown, and original films like The Irishman, Marriage Story and Red Notice.

NETFLIX’S CONTRIBUTION TO THE U.S. ECONOMY

Today, as a result of this evolution, Netflix is now a major driver of jobs, investment, and economic growth, especially in the United States.

We have 10,000 full time U.S. employees, more than a threefold increase in the past decade. Our productions have supported more than 150,000 U.S. cast and crew over the last ten years. Additionally:

•	We film in all 50 states.

•	Our top ten filming locations include California, New Mexico, Georgia, New York, New Jersey, Pennsylvania, Texas, Ohio, Massachusetts, and South Carolina.

•	We have filmed over 1,700 productions in over 1,200 locations throughout the country.

•	We have contributed more than $225 billion to the U.S. economy in the last 10 years.

•

We have opened Netflix Houses in Pennsylvania and Texas, and will open one next year in Nevada. This will give fans a chance to explore immersive experiences inspired by some of our most popular shows and movies.

In support of this growth, we recently announced that we’re increasing our spend to $20 billion on film and TV production in 2026, a majority of that in America. Our $20 billion plan for 2026 is an $8 billion increase over what we spent in 2018. We are doubling down even as much of the industry has pulled back. With this deal, we’re going to increase, not reduce, production investments going forward, supported by a stronger combined business and balance sheet.

Netflix is also increasing our U.S. infrastructure footprint. Our investment into production facilities in New Mexico, announced in 2018, has yielded nearly $1 billion in productions and even more in local economic impact.[1] This studio is supporting major tentpole franchises like Stranger Things. Likewise, in New Jersey, we’re spending over $1 billion to convert the former Ft. Monmouth military base, which was closed during the Base Realignment and Closure (BRAC) process, into a state-of-the-art production facility. This investment will revitalize the local economy and create even more American jobs. Importantly, this investment will also ensure more production in America. As a result of our New Jersey investment, at least 10 productions that would have been filmed abroad are instead being filmed right here in the United States.

[1]

“Netflix Announces Plans to Open New U.S. Production Hub in Albuquerque,” Oct. 8, 2018, https://about.netflix.com/en/news/netflix-announces-plans-to-open-new-u-s-production-hub-in-albuquerque; “Made in America: How Netflix Contributes to the U.S. Economy,” Apr. 23, 2025, https://about.netflix.com/en/news/made-in-america-how-netflix-contributes-to-the-us-economy.

Not only are our investments contributing directly to the American economy, we are also helping American creators tell more American stories to the rest of the world. We are proud to contribute to a substantial U.S. trade surplus in series and film, offering our streaming service in 190 countries worldwide. Our world-class content distribution network gives audiences in far-flung places like Australia and Brazil the ability to watch more and more American films and series each and every year. About the only place you won’t find us is China, which blocks and censors American entertainment.

THE BENEFITS OF THE NETFLIX-WARNER BROTHERS DEAL

Netflix’s deal with Warner Bros. is pro-consumer, pro-jobs, and pro-innovation. It will bring together two pioneering entertainment businesses, combining Netflix’s innovation, global reach and best-in-class streaming service with Warner Bros.’ century-long legacy of world-class storytelling. With this deal, Netflix will be able to do even more than it is doing today and share more American stories with audiences worldwide.

Warner Bros.’ assets complement our own. Due to our innovative technology, Netflix is known for its ability to give viewers what they want and reach a broad range of consumers around the world. While Netflix has been producing original content for just over a decade, it does not have the mature film and TV production capabilities that Warner Bros. brings to the equation. More specifically, this transaction would add the following to Netflix’s current business:

•	Warner Bros.’ 100 years of iconic intellectual property. Their studio has been making incredible shows and films for over a century — from Casablanca and Harry Potter to Game of Thrones and Friends.

•

Warner Bros.’ world-class theatrical distribution. Warner Bros. earned more than $4 billion at the box office last year. In January, Warner Bros. received 30 Academy Award nominations for Sinners (a record-setting 16 nominations), One Battle After Another, and Weapons, tying an overall record of 30 that Warner Bros. set two decades ago.

•

Warner Bros.’ film and TV studios. This legacy studio — one of Hollywood’s “big five”— produces shows for other networks and streamers, including Ted Lasso (Apple TV+), The Big Bang Theory (CBS) and Lucifer (FOX), to name a few.

We are not acquiring these amazing assets to shut them down, but to build them up. To this end, we will put Warner Bros. movies in theaters with 45-day windows. We will keep producing shows for other networks and streamers. And we will continue to employ workers in these jobs at Warner Bros. because we don’t have those kinds of workers at Netflix today.

Additionally, this transaction includes HBO Max. HBO Max is a streaming service like Netflix, but the two services are highly complementary. About 80% of HBO Max subscribers in the U.S. also subscribe to Netflix. This is important because it shows that most consumers see the two services differently. Netflix has a broad variety of films, series, documentaries, live events and games. HBO, on the other hand, is known for scripted prestige TV and big-budget franchise theatrical films. It is a supplement or “add-on” service to an “anchor” service like Netflix.

Because of this subscriber overlap, a combined Netflix and Warner Bros. will provide greater choice and value to consumers. Members who subscribe to both Netflix and HBO Max will receive a meaningful discount. For our members, the combination means more bang for their buck — a wider variety of high-quality shows and movies. It’s also great for Warner Bros., and the creators they work with. Our global audience — and expertise in streaming — means that their stories are going to reach more people, and attract more fans, than they do today.

So this is not a typical media merger where you end up with the Noah’s Ark problem – two of everything. We’re buying a company with assets that we don’t currently have — a primarily vertical deal.

Warner Bros’ assets will be better off with Netflix’s business; our business will be better with their iconic IP and century of storytelling. We’ll also keep investing in Warner Bros., just like we’ve invested in the rest of our business. In doing so, we will also preserve one of the five major studios in Hollywood and keep growing the American entertainment industry.

THE FIERCE COMPETITION FOR TV VIEWING

The TV and film industry has never been more competitive. This deal does not change that.

Entertainment today is a never-ending contest for people’s attention and dollars. Our goal is to win the “moment of truth” when consumers sit down in front of the TV with their remote control and decide what to watch. That’s where we compete.

With the click of a button, consumers choose between broadcast, cable, streaming, and online video — with channels and services like Netflix, NBC, ABC, Disney+, Hulu, Amazon Prime Video, CBS, Apple TV+, HBO Max, ESPN, Peacock, Paramount+, and Google’s YouTube, to name a few. And consumers routinely move between them. No single company controls how or what Americans watch.

YouTube is the single largest platform by viewing time, across streaming broadcast and cable television. YouTube now carries NFL Football games, just won the exclusive right to televise the Oscars starting in 2029, and is investing heavily in professionally-produced scripted and unscripted programming through partnerships with companies like the BBC.

YouTube has also produced numerous top creators that move between streaming services. Some of our bigger shows like Cobra Kai and Mark Rober originated on YouTube, and many other shows have moved back and forth between our services. Additionally, we just signed some video podcasts that started on YouTube from the Ringer, Barstool Sports, and iHeartMedia.

At the same time, a growing number of YouTube’s creators are operating like major studios, producing high-quality, serialized, professionally-financed content that directly competes for attention with traditional Hollywood film and television.2

This shift has fundamentally changed the economics and competitive dynamics of the industry, creating even more buyers and sellers of content. For example, YouTube features professional content creators like Mark Rober and Mr. Beast, with millions of subscribers and production budgets bigger than most traditional studio TV shows.

You don’t need to take our word for it. According to YouTube CEO Neal Mohan: “YouTubers are buying studio-sized lots in Hollywood and beyond to pioneer new formats and produce beautifully produced, must-see TV. The era of dismissing this content as simply ‘UGC’ is long over.” YouTube’s Annual Letter also plainly states that “YouTube is the new TV” and “[i]n the past four years alone, [YouTube has] paid over $100 billion to creators, artists, and media companies.” 3

This assessment lines up with leading independent industry analysis. According to Nielsen, YouTube is now the market leader at nearly 13% of total TV viewing in the U.S. — nearly 50% more than Netflix.4 YouTube’s share has grown nearly 15% year on year. Remarkably, this figure only includes the traditional YouTube platform and does not include its YouTube TV service. Altogether, YouTube offers a free ad-based service, YouTube Premium (a paid ad-free streaming service), and YouTube TV (a subscription cable TV like service). They are attacking the market in numerous ways.

[2]

Alex Weprin, “Creators Are Building Their Own Supersized Studio System as Hollywood Cuts Back,” Hollywood Reporter, May 8, 2025, https://www.hollywoodreporter.com/business/business-news/ hollywood-new-studio-system-creators-1236209435/ (last visited Jan. 30, 2026); and Jack Dunn, “Box Office: ‘Iron Lung’ Sinks the Competition With $8.9 Million; ‘Send Help’ Survives in Second Place”, Variety, January 31, 2026, https://variety.com/2026/film/box-office/box-office-iron-lung-send-help-melania-1236644154/ (last visited Feb 2, 2026).

[3]	Neal Mohan, From the CEO: What’s Coming to YouTube in 2026, YouTube Official Blog, Jan. 21, 2026, https://blog.youtube/inside-youtube/the-future-of-youtube-2026/ (last visited Jan. 30, 2026).
[4]	Nielsen, The Gauge, TV Viewing Trends in the U.S. Viewing by Platform, Dec. 2025, https://www.nielsen.com/data-center/the-gauge/#viewing-by-platform (last visited Jan. 30, 2026).

To put it bluntly, YouTube is not just cat videos anymore. It is rapidly redefining what “television” means for audiences.5 And it competes with Netflix for content, creators, ad dollars, and much more.

This explains why, despite our success, Netflix is still only about 9% of total U.S. TV viewing,6 currently #3 behind YouTube and Disney (although as recently as October we were #6 as the monthly numbers often fluctuate).7 With Warner Bros., Netflix would go from 9% to around 10%, and would still be #3 in total U.S. TV viewing.8

Although we believe that there is no credible definition of the market that doesn’t include YouTube, Netflix is still far from dominant in much narrower segments. For example, in a segment that only includes streaming services, Netflix accounts for about 19% of U.S. streaming TV viewing and would rise to roughly 20% with Warner Bros.9 That is not dominance in any meaningful economic sense, particularly in a dynamic industry where switching costs are low and consumers switch services easily — and frequently.

[5]

See “YouTube TV on Track to Become the Largest US Pay-TV Operator by 2027,” Omdia, Dec. 11, 2025, https://omdia.tech.informa.com/pr/2025/dec/omdia-youtube-tv-on-track-to-become-the-largest-us-pay-tv-operator-by-2027 (last visited Jan. 30, 2026).

[6]	Nielsen, The Gauge, TV Viewing Trends in the U.S. Viewing by Platform, Dec. 2025, https://www.nielsen.com/data-center/the-gauge/#viewing-by-platform (last visited Jan. 30, 2026).
[7]	Nielsen, The Gauge, TV Viewing Trends in the U.S. Viewing by Distributor, Dec. 2025, https://www.nielsen.com/data-center/the-gauge/#viewing-by-distributor (last visited Jan. 30, 2026).
[8]	Nielsen, The Gauge, TV Viewing Trends in the U.S. Viewing by Platform, Dec. 2025, https://www.nielsen.com/data-center/the-gauge/#viewing-by-platform (last visited Jan. 30, 2026).
[9]	See id.

To put it another way, this acquisition does not reduce competition; it will enhance it. The entertainment industry is larger, more fragmented and more competitive than it’s ever been — with traditional studios, global streamers, and well-funded, creator-driven platforms all competing on equal footing for attention.10

This deal will keep one of the most iconic Hollywood studios healthy and able to compete with all of the new, deep-pocketed tech companies that are eating up more and more of the film and TV business. It will also keep America doing something we do better than anyone: telling stories to the world. And it will create more value and more choice for consumers, more opportunities for the creative community, and more jobs for American workers.

Thank you, and I look forward to your questions.

10 See id; Nielsen, The Gauge, TV Viewing Trends in the U.S. Viewing by Distributor, Dec. 2025, https://www.nielsen.com/data-center/the-gauge/#viewing-by-distributor (last visited Jan. 30, 2026).

Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a preliminary proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on January 20, 2026. The preliminary Proxy Statement is not final and may be amended, and the definitive Proxy Statement (if and when available) will be mailed to stockholders of WBD. WBD also intends to file a registration statement for the newly formed subsidiary of WBD (“Discovery Global”) that will be spun off from WBD prior to the closing of the proposed transaction. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND RELATED MATTERS. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

Participants in the Solicitation

Netflix, WBD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WBD in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of WBD and other persons who may be deemed to be participants in the solicitation of stockholders of WBD in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement, which will be filed by WBD with the SEC. Information about WBD’s directors and executive officers is set forth in WBD’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 23, 2025, WBD’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent filings with the SEC. Information about Netflix’s directors and executive officers is set forth in Netflix’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 17, 2025, and any subsequent filings with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, completing the separation of WBD’s Discovery Global business and Warner Bros. business, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of WBD’s and Netflix’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Netflix and WBD; (iii) Netflix’s and WBD’s ability to implement their business strategies; (iv) consumer viewing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Netflix, WBD or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Netflix’s or WBD’s business, including current plans and operations; (vii) the ability of Netflix or WBD to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Netflix’s common stock; (x) legislative, regulatory and economic developments affecting Netflix’s and WBD’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Netflix and WBD operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Netflix’s or WBD’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Netflix’s or WBD’s ability to pursue certain business opportunities or strategic transactions; and (xv) failure to receive the approval of the stockholders of WBD. Discussions of additional risks and uncertainties are contained in Netflix’s and WBD’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the proposed transaction and the registration statement to be filed by Discovery Global in connection with the separation. While the list of factors presented here is, and the list of factors presented in the Proxy Statement and registration statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Netflix’s or WBD’s consolidated financial condition, results of operations or liquidity. Neither Netflix nor WBD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.